AMENDED AND RESTATED
EMPLOYMENT AND NON-COMPETITION AGREEMENT

Agreement made this 11th day of May, 2006, by and between GEORGE R. JENSEN, JR., an individual ("Jensen"), and USA TECHNOLOGIES, INC., a Pennsylvania corporation ("USA").

BACKGROUND

Jensen is the founder as well as the Chairman and Chief Executive Officer of USA. Jensen and USA had entered into an Employment And Non-Competition Agreement dated November 20, 1997, a First Amendment thereto dated as of June 17, 1999, a Second Amendment thereto dated February 22, 2000, a Third Amendment thereto dated January 16, 2002, a Fourth Amendment thereto dated April 15, 2002, a Fifth Amendment thereto dated July 16, 2003, and a Sixth Amendment thereto dated February 4, 2004. As more fully set forth herein, the parties desire to amend, completely restate, and replace the foregoing agreements.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Employment.

(a) USA shall employ Jensen as Chairman and Chief Executive Officer commencing on the date hereof and continuing through June 30, 2009 (the "Employment Period"), and Jensen hereby accepts such employment. Unless terminated by either party hereto upon at least 60-days notice prior to end of the original Employment Period ending June 30, 2009, or prior to the end of any one year extension of the Employment Period, the Employment Period shall not be terminated and shall automatically continue in full force and effect for consecutive one year periods.

(b) During the Employment Period, Jensen shall devote his full time, energy, skills, and attention to the business of USA, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage. During the Employment Period, Jensen shall perform and discharge well and faithfully such executive management duties for USA as shall be necessary and as otherwise may be directed by the Board of Directors of USA.

(c)  Nothing contained in subparagraph 1(b) hereof shall prohibit Jensen from investing his personal assets in businesses which do not compete with USA, where the form or manner of such investments will not require more than minimal services on the part of Jensen in the operation of the affairs of the business in which such investments are made, or in which his participation is solely that of a passive investor; or from serving as a member of boards of directors, boards of trustees, or other governing bodies of any organization, provided that USA approves such activities in advance; or from participating in trade associations, charitable, civic and any similar activities of a not-for-profit, philanthropic or eleemosynary nature; or from attending educational events or classes. It is understood and agreed that any such permitted activities which shall occur during business hours shall be limited to no greater than forty hours per year.

SECTION 2. Compensation and Benefits

(a) In consideration of his services rendered, commencing on the date hereof, USA shall pay to Jensen a base salary of $325,000 per year during the Employment Period, subject to any withholding required by law. Jensen's base salary may be increased from time to time in the discretion of the Board of Directors.

For each of the fiscal years ending June 30, 2007, June 30, 2008, and June 30, 2009, Jensen shall have the option to elect to have fifty percent (50%) of his base salary paid in Common Stock of USA (“Common Stock”) rather than cash. Any such election must be made not later than 60-days following the commencement of each such fiscal year by appropriate notice by Jensen to USA. For the purposes of determining the number of shares to be issued to Jensen, the shares shall be valued at the average closing bid price for the Common Stock during the 30 trading days immediately preceding the date of any such election by Jensen. If any such election is made, the shares issuable to Jensen for the fiscal year would vest ratably on a quarterly basis. Jensen acknowledges that the issuance of the shares to him represents taxable income to him and that he (and not USA) shall be responsible for the payment of any and all income taxes attributable to the issuance of the shares to him. Jensen shall make appropriate cash payments to USA to pay for any withholding tax liability of USA in connection with the shares. Jensen acknowledges that the Common Stock has not been registered under the Securities Act of 1933, as amended (the “Act”) or under any state securities law, and the Common Stock can not be sold or transferred unless such Common Stock has been registered under the Act or such state securities laws, or unless USA has received an opinion of its counsel that such registration is not required. Jensen understands that USA has not agreed to register the Common Stock under the Act or any state securities laws. In addition, the certificates representing the Common Stock shall contain such legends, or restrictive legends, or stop transfer instructions, as shall be required by applicable Federal or state securities laws, or as shall be reasonably required by USA or its transfer agent.

(b) In addition to the base salary provided for in subparagraph (a), Jensen shall be eligible to receive such bonus or bonuses as the Board of Directors of USA may, in their discretion, pay to Jensen from time to time based upon his performance and/or the performance of USA. All awards in this regard may be made in cash or in Common Stock.

(c) Jensen shall be entitled to be reimbursed by USA for all reasonable expenses reasonably incurred by Jensen in connection with his employment duties hereunder. Such expenses shall include, but not be limited to, all reasonable business travel expenses such as tolls, gasoline and mileage. Jensen shall reasonably document all requests for expense reimbursements.

(d) As a further incentive to Jensen, USA believes it is in the best interest of USA to issue to Jensen shares of Common Stock in the event there is a USA Transaction (as defined below), all as more fully described in Section 3 hereof.

 (e)  At the time of the signing of this Agreement by each of USA and Jensen, USA shall issue to Jensen options to acquire up to 75,000 shares of USA Common Stock for an exercise price of $7.50 per share (which is equal to the average closing bid price for the Common Stock during the 30 trading days immediately preceding the execution and delivery by USA and Jensen of this Agreement). The options shall vest as follows: 25,000 on the date hereof; 25,000 on June 30, 2007; and 25,000 on June 30, 2008. The options shall be exercisable at any time within five years of vesting. All of the terms and conditions of the options are set forth in the Option Certificate attached hereto as Exhibit "A".

Jensen acknowledges that such options are not incentive stock options as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended, or part of an employee stock purchase plan as defined in Section 423 thereunder. As a result, among other things, taxable income will be realized by Jensen at the time of the exercise of any such options.

Jensen also acknowledges that neither the options nor the Common Stock underlying the options have been registered under the Act, or under any state securities laws, and neither the options nor the Common Stock underlying the options can be sold or transferred unless such options or Common Stock have been registered under the Act or such state securities laws, or unless USA has received an opinion of counsel that such registration is not required. Jensen understands that USA has not agreed to register the options or the underlying Common Stock under the Act or any state securities laws.

(f) On the date of the execution and delivery by each of USA and Jensen of this Agreement, USA shall issue to Jensen 75,000 nonvested shares of Common Stock as a bonus. These shares shall vest as follows: 25,000 on June 1, 2006; 25,000 on January 1, 2007; and 25,000 on June 1, 2007. Jensen acknowledges that the Common Stock has not been registered under the Act or under any state securities law, and the Common Stock can not be sold or transferred unless such Common Stock has been registered under the Act or such state securities laws, or unless USA has received an opinion of its counsel that such registration is not required. Jensen acknowledges that the issuance of the shares to him represents taxable income to him and that he (and not USA) shall be responsible for the payment of any and all income taxes attributable to the issuance of the shares to him. Jensen shall make appropriate cash payments to USA to pay for any withholding tax liability of USA in connection with the shares. In addition, the certificates representing the Common Stock shall contain such legends, or restrictive legends, or stop transfer instructions, as shall be required by applicable Federal or state securities laws, or as shall be reasonably required by USA or its transfer agent.

SECTION 3. Common Stock Rights.

A. If at any time after the date hereof there shall be a USA Transaction, USA shall issue to Jensen an aggregate of 140,000 shares of Common Stock (the "Jensen Stock") subject to adjustment as provided in subparagraph B of this Section 3. At the time of any USA Transaction, all of the shares of Jensen Stock shall automatically and without any action on Jensen's part be deemed to be issued and outstanding immediately prior to any such USA Transaction, and shall be entitled to be treated as any other issued and outstanding share of Common Stock in connection with such USA Transaction. In connection with a USA Transaction, USA and/or such successor or purchasing corporation, person, or entity, as the case may be, shall recognize and specifically provide for the Jensen Stock as provided for in this Section 3.

B. The number of shares of Common Stock to be issued to Jensen upon the occurrence of a USA Transaction shall be subject to adjustment from time to time only as set forth hereinafter: (i) in case USA shall declare a Common Stock dividend on the Common Stock, then the number of shares shall be proportionately increased as of the close of business on the date of record of said Common Stock dividend in proportion to such increase of outstanding shares of Common Stock; or (ii) if USA shall at any time subdivide its outstanding Common Stock by recapitalization, reclassification or split-up thereof, the number of shares shall be proportionately increased, and, if USA shall at any time combine the outstanding shares of Common Stock by recapitalization, reclassification, reverse stock split, or combination thereof, the number of shares shall be proportionately decreased. Any such adjustment to the number of shares shall become effective at the close of business on the record date for such subdivision or combination. All shares of Common Stock issued to Jensen shall be, at the time of delivery of the certificates for such Common Stock, validly issued and outstanding, fully paid and non-assessable.

C. For purposes hereof, the term "USA Transaction" shall mean:

(i) the acquisition by any person, entity or group required to file (or which would be required to file if USA had been subject to such provisions) a Schedule 13D or Schedule 14d-1 promulgated under the Securities Exchange Act of 1934 ("Exchange Act") or any acquisition by any person entitled to file (or which would be entitled to file if USA had been subject to such provisions) a Form 13G under the Exchange Act with respect to such acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of USA's then outstanding voting securities entitled to vote generally in the election of Directors (the "Outstanding Shares"); or

(ii) approval by the shareholders of USA of a reorganization, merger , consolidation, liquidation , or dissolution of USA, or the sale, transfer, lease or other disposition of all or substantially all of the assets of USA ( "Business Combination").

(iii) Notwithstanding subsection (ii) above, and other than in connection with a liquidation or dissolution of USA, a Business Combination described in subsection (ii) above shall not constitute a USA Transaction if following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly , more than 51% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from such business combination (including without limitation, an entity which as a result of such transactions owns USA or all or substantially all of USA's assets either directly or through one or more subsidiaries), and (B) no person owns, directly or indirectly, 49% or more of the combined voting power of the then outstanding voting securities of the entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination.

D. USA shall at its sole cost and expense, take such action as shall be required to have the Jensen Stock registered or exempted from registration under applicable Federal and state securities laws. As a condition to the issuance by USA of any Jensen Stock, Jensen shall execute and deliver such representations, warranties, and covenants, that may be required by applicable Federal and state securities law, or that USA determines is reasonably necessary in connection with the issuance of such Jensen Stock. In addition, the certificates representing the Jensen Stock shall contain such legends, or restrictive legends, or stop transfer instructions, as shall be required by applicable Federal or state securities laws, or as shall be reasonably required by USA or its transfer agent.

E. The Jensen Stock granted hereunder to Jensen shall be irrevocable by USA and are unconditional, absolute and fully vested obligations of USA. The Jensen Stock shall not be subject to any right of set off, recoupment or any other equitable defenses by USA and shall be issued to Jensen in strict accordance with their terms. The terms and conditions of this Section 3 shall not be affected by the termination of Jensen's employment with USA for any reason whatsoever, and whether or not any "cause" exists therefore, and shall not be affected by Jensen's breach of this Agreement or any other agreement with USA.

F. The right to receive the Jensen Stock shall be transferable by Jensen, or by any subsequent assignee, in whole or in part, at any time or from time to time, by notice to USA. As a condition precedent of such transfer, the assignee shall execute and deliver such representations, warranties, and covenants that may be required by applicable Federal and state securities laws. In addition, USA may require that the transferor deliver to USA an opinion of counsel, acceptable to USA, to the effect that such transfer is permitted under and does not violate any applicable state or Federal securities laws. The right to receive the Jensen Stock shall be transferable under and pursuant to the last will and testament of Jensen in accordance with this subparagraph F, and the death of Jensen shall not affect the right to receive the Jensen Stock, and in such event the right to receive the Jensen Stock shall continue in full force and effect in accordance with this Section 3.

G. There has been reserved, and the Company shall at all times keep reserved out of the authorized and unissued shares of Common Stock, a number of shares of Common Stock sufficient to provide for the Jensen Stock. The Company agrees that the Jensen Stock shall be, at the time of delivery of the certificates for such Jensen Stock, validly issued and outstanding, fully paid and non-assessable.

SECTION 4. Termination. Notwithstanding anything else contained herein, USA may terminate the employment of Jensen at any time upon notice delivered to Jensen in the event that (i) Jensen commits any criminal or fraudulent act; or (ii) Jensen breaches any term or condition of this Agreement; or (iii) Jensen willfully abandons his duties hereunder. Upon such termination neither party hereto shall have any further duties or obligations hereunder whatsoever; provided, however, that all of the terms and conditions of Section 3 hereof as well as Jensen's obligations under Sections 7 and 8 hereof shall survive any such termination.

SECTION 5. Death and Disability.

(a) If Jensen shall die during the Employment Period, this Agreement shall terminate as of the date of such death and except for all of the terms and conditions of Section 3 hereof as well as any base salary owed to or bonuses accrued to Jensen as of such date, USA shall have no further duties or obligations hereunder whatsoever.

(b) If USA determines in good faith that Jensen is incapacitated by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required of him hereunder for an aggregate of ninety (90) consecutive days, upon the expiration of such period or at any time thereafter, by action of USA, Jensen's employment hereunder may be terminated immediately, upon giving him at least 30 days written notice to that effect, and upon such termination except for any base salary or bonuses accrued as of such date neither party hereto shall have any further duties or obligations hereunder; provided, however, that all of the terms and conditions of Section 3 hereof as well as Jensen's obligations under Sections 6 and 7 hereof shall survive any such termination. USA shall be entitled to rely upon the advice and opinion of any physician of its choosing in making any determination with respect to any such disability. In the case of such termination, USA agrees to maintain existing health care and disability benefits on behalf of Jensen for a minimum of one year following the date of termination.

SECTION 6. Business Secrets.

(a) Except in connection with his duties hereunder, Jensen shall not, directly or indirectly, at any time from and after the date hereof, and for a one (1) year period following the termination of the Employment Period, or for a one (1) year period following the termination of Jensen's employment hereunder if earlier, make any use of, exploit, disclose, or divulge to any other person, firm or corporation, any trade or business secret, customer or supplier information, documents, know-how, data, marketing information, method or means, or any other confidential (i.e. not already otherwise disseminated to or available to the public) information concerning the business or policies of USA, that Jensen learned as a result of, in connection with, through his employment with, or through his affiliation with USA, whether or not pursuant to this Agreement.

(b) From and after the date hereof, except in connection with his duties hereunder, and for a one (1) year period following the termination of the Employment Period, or for a one (1) year period following the termination of Jensen's employment hereunder if earlier, Jensen shall not solicit, or divert business from, or serve, or sell to, any customer or account of USA of which Jensen is or becomes aware, or with which Jensen has had personal contact as a result of, in connection with, through his employment with, or through his affiliation with USA, whether or not pursuant to this Agreement. Notwithstanding the prior sentence, following the termination of Jensen's employment with USA, Jensen shall be permitted to sell products to customers or accounts of USA, provided such products are not competitive with, or similar to, any products of USA, whether such products are offered now or at any time in the future by USA.

(c) All documents, data, know-how, designs, inventions, names, marketing information, method or means, materials, software programs, hardware, configurations, information, data processing reports, lists and sales analyses, price lists or information, or any other materials or data of any kind furnished to Jensen by USA, or developed by Jensen on behalf of USA or at USA's direction or for USA's use, or otherwise devised, developed, created, or invented in connection with Jensen's employment hereunder or his affiliation with USA, are and shall remain the sole and exclusive property of USA, and Jensen shall have no right or interest whatsoever thereto, including but not limited to, any copyright or patent interest whatsoever. If USA requests the return of any such items (including all copies) at any time whatsoever, Jensen shall immediately deliver the same to USA.

(d)  All documents, data, know-how, designs, products, ideas, equipment, inventions, names, devices, marketing information, method or means, materials, software programs, hardware, configurations, information, or any other materials or data of any kind developed by Jensen on behalf of USA or at its direction or for USA's use, or otherwise devised, developed, created, or invented in connection with Jensen’s employment with USA or Jensen’s affiliation with USA, and whether before or after the date of this Agreement, are and shall remain the sole and exclusive property of USA, and Jensen has and shall have no right or interest whatsoever thereto. Jensen hereby agrees to and affirms the work-for-hire doctrine and acknowledges that all such rights to intellectual property shall belong exclusively to USA and not to Jensen. Any and all rights of ownership in connection with any of the foregoing shall belong solely to USA, and all copyright, patent, trademark, or similar rights or interests shall be the sole and exclusive property of USA. Jensen hereby assigns, transfers, and conveys to USA all of Jensen’s right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights and agrees to take all such actions as may be required by USA at any time and with respect to any such invention, discovery, improvement, modification or other intellectual property rights to confirm or evidence such assignment, transfer and conveyance. At USA's direction and request, Jensen shall execute and deliver any and all forms, documents, or applications required under any applicable copyright, patent, trademark, or other law, rule or regulation.

SECTION 7. Restrictive Covenant. From and after the date hereof, and for a one (1) year period following the termination of the Employment Period, or for a one (1) year period following the termination of Jensen's employment hereunder if earlier, Jensen shall be prohibited from competing in the United States with the business of USA as presently or as hereinafter conducted, including but not limited to the ownership and licensing of unattended, credit card activated control systems in the vending, copying, debit card, or personal computer industries. For the purposes hereof, the term "competing" shall mean acting, directly or indirectly, as a partner, principal, stockholder, joint venturer, associate, independent contractor, creditor of, consultant, trustee, lessor to, sublessor to, employee or agent of, or to have any other involvement with, any person, firm, corporation, or other business organization which is engaged in the businesses described in this Section.

SECTION 8. Remedies. Jensen acknowledges that any breach by him of the obligations set forth in Sections 6 or 7 hereof would substantially and materially impair and irreparably harm USA's business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, Jensen agrees that in the event of any breach or any threatened breach by Jensen of any of the provisions of Section 6 or 7 hereof, USA shall be entitled in addition to monetary damages or other remedies, to equitable relief, including injunctive relief, and to the payment by Jensen of all costs and expenses incurred by USA in enforcing the provisions thereof, including attorneys' fees. The remedies granted to USA in this Agreement are cumulative and are in addition to remedies otherwise available to USA at law or in equity.

SECTION 9. Waiver of Breach. The waiver by USA of a breach of any provision of this Agreement by Jensen shall not operate or be construed as a waiver of any other or subsequent breach by Jensen of such or any other provision.

SECTION 10. Notices. All notices required or permitted hereunder shall be in writing and shall be sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

To USA:

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
Attn: Stephen P. Herbert, President

To Jensen:

Mr. George R. Jensen, Jr.
517 Legion Drive
West Chester, Pennsylvania 19380

or to such other address as either of them may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the second day next succeeding the date of mailing.

SECTION 11. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law.

SECTION 12. Governing Law. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws rules.

SECTION 13. Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their personal representatives, heirs, successors and assigns. This Agreement, or any part thereof, may not be assigned by Jensen; provided, however, that the Rights described in Section 3 hereof may be assigned in whole or in part, and from time to time, by Jensen or his assignees all as permitted in Section 3. F. hereof.

SECTION 14. Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and there are no other agreements between the parties relating to the subject matter hereof. This Agreement completely replaces and supersedes the prior employment agreements entered into between Jensen and USA. This Agreement may only be modified by an agreement in writing executed by both USA and Jensen.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

USA TECHNOLOGIES, INC.

By:
Stephen P. Herbert, President

GEORGE R. JENSEN, JR.